Exhibit 23.2

RP® FINANCIAL, LC.
Advisory | Planning | Valuation

June 10, 2014

Boards of Directors
Pathfinder Bancorp, MHC
Pathfinder Bancorp, Inc.
Pathfinder Bank
214 West First Street

Oswego, New York 13126

Members of the Boards of Directors:

We hereby consent to the use of our firm’s name in the Form AC Application for Conversion, and any amendments thereto, to be filed with the Federal Reserve Board, and in the Registration Statement on Form S-1, and any amendments thereto, to be filed with the Securities and Exchange Commission. We also hereby consent to the inclusion of, summary of and references to our Valuation Appraisal Report and any Valuation Appraisal Report Updates and our statement concerning subscription rights and liquidation rights in such filings including the prospectus of Pathfinder Bancorp, Inc. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

Sincerely,
RP® FINANCIAL, LC.

Washington Headquarters
Three Ballston Plaza	Telephone: (703) 528-1700
1100 North Glebe Road, Suite 600	Fax No.: (703) 528-1788
Arlington, VA 22201	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com